SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ____)

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[   ]           Soliciting Material Pursuant to Section 240.14a-12

WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 2, L.P.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 12, 2012

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Re:	WNC Housing Tax Credit Fund IV, L.P., Series 2 (the “Partnership”)
Link to Consent Solicitation: http://www.wncinc.com/Downloads/Investor/Proxies/NF4-2

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated March 12, 2012 (the “Solicitation”) is being sent to your client(s) in regards to liquidation plans for WNC Housing Tax Credit Fund IV, L.P., Series 2. In the aggregate, the original Limited Partners have received a Federal tax credit return of approximately 140% of invested capital.  It is expected that investors can utilize unused passive losses to offset the capital gain.

The General Partner recommends the proposed sale for the following reasons:
•	The Partnership no longer generates low-income housing tax credits.
•	The Liquidation of the Partnership may provide many Limited Partners with additional tax benefits by freeing up previously suspended passive activity losses.
•	Many Limited Partners find the Schedule K-1 required from their investment in the Partnership complicated to report on their own tax returns.
•	Maintenance and administrative expenses associated with aging Apartment Complexes will continue to increase.
•	There may be prepayment restrictions on mortgages encumbering Apartment Complexes.
•	The Liquidation might not provide Limited Partners with distributions in any material amount.
•	Currently, there is no established market for the Units.
•	To the extent the Apartment Complexes are not sold, they will continue to subject the Partnership to the risks inherent in the ownership of real property.

Please feel free to contact Investor Services at (714) 662-5565, ext 600 or via email at investorservices@wncinc.com with any further questions or concerns.  A copy of the Solicitation also is available upon request.

Regards,
Investor Services
WNC & Associates, Inc.

CLIENT LIST: «Merged»

714.662.5565 714.662.4412 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com